Exhibit 99.3

Rosetta Stone Inc.

Second Quarter 2010 Conference Call

August 5, 2010, 4:30 pm ET

Chris Martin — Investor Relations

Thank you, Operator.  Good afternoon and thank you for joining us today for Rosetta Stone’s earnings conference call for the second quarter of 2010.  This afternoon’s conference call is being recorded and will be available for replay on Rosetta Stone’s Investor Relations homepage at investors.rosettastone.com.

With me on today’s call are Tom Adams, our President and CEO, and Brian Helman, our Chief Financial Officer.  Tom will open this afternoon’s call with a review of the quarter’s highlights and then Brian will provide financial details and guidance for the third quarter and full year 2010.  We will then open the call to questions.

During this conference call and the question and answer session, we will be making projections, providing revenue and earnings guidance and other forward looking statements under the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of risks and uncertainties that could cause actual performance and results to differ materially from those discussed in the forward-looking statements. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our filings with the SEC. These statements are made only as of today and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

A few administrative notes related to some of the metrics we will provide today.  During the call, we will provide non-GAAP financial measures as additional information regarding our operating results.  These non-GAAP measures exclude the amortization of acquired intangibles, and stock-based compensation.  We also will provide total sales bookings, which equals total revenue plus or minus the change in deferred revenue; adjusted EBITDA, which is EBITDA less stock-based compensation and operating EBITDA, which is adjusted EBITDA plus the change in deferred revenue.  These measures are neither in accordance with, nor an alternative for GAAP and may be different from other non-GAAP measures used by other companies.

Rosetta Stone believes that the presentation of these non-GAAP financial measures provides useful information regarding additional financial and business trends relating to the company’s financial condition and results of operations. Reconciliation of GAAP and non-GAAP has been provided in today’s earnings press release, which is available on the investor relations section of our website at investors.rosettastone.com.  You can also find a copy of our earnings press release, as well as additional supplemental financial information, including a slide presentation that complements our prepared remarks under the “Most Recent Earnings Announcement” section of the investor relations homepage.

At this time, I will turn the call over to Tom Adams.  Tom?

Tom Adams — Chief Executive Officer

Thanks, Chris, and thank you all for joining us this afternoon.

We’re pleased to report that, despite a short fall in our US Consumer Sales, we delivered a strong bottom line performance in Q2 and made excellent progress in all key strategic areas of the business. We continue to develop our international presence, are delivering strong growth in our institutional markets and Version 4 TOTALe is on track for launch in Q3.

Operating EBITDA, which is our key metric for economic profitability, came in ahead of target at 10.9 million dollars, while our second quarter GAAP and non-GAAP EPS also came in significantly ahead of expectations at $0.17 and $0.21 respectively. Our aggregate sales bookings in Q2 grew to 64 million dollars, a 9% increase over last year, as our strong international and U.S. institutional growth compensated for a decline in our U.S. consumer business. Our revenues for the quarter were 60.6 million dollars, up from 56.5 million dollars last year. Our international business continued to post impressive growth as revenues grew 155%, and our institutional business generated record revenues with strength in schools, government and corporate markets.

As we have described to you previously, we’re taking advantage of our strong market position to make investments that will extend our industry leadership and drive future growth. And in terms of our biggest initiative, we’re delighted to announce today that VERSION 4 TOTALe is now set to launch on September 14th — in line with our target schedule. We have done extensive testing on the product, are on track with hiring conversational coaches and expect to drive interest in this innovative and exciting new offering with new messaging and enhanced marketing activity. We continue to have confidence that Version 4 TOTALe will delight customers, bring greater learner success and open up new opportunities for us to evolve our business model towards extending customer lifetime value.

Before telling you more about our international expansion and our product initiatives, including VERSION 4 TOTALe, allow me first to go through in more detail the highlights of the second quarter 2010.

Consumer revenue was 43.7 million dollars, a 2% increase from a year ago. Although total unit volumes decreased by 6%, primarily as a result of decreased U.S. advertising, we still grew our overall consumer revenue as a result of a 123% increase in International units and an 8% increase in our average selling price per unit.

Our Direct to Consumer business felt the impact of the pull back in US advertising spending most significantly, though kiosks and retail partners were also affected. We continued to prune our kiosk locations even as we benefitted from an expanded retail footprint and solid year on year sales store performance in channels such as Barnes and Noble. We began the quarter with 240 kiosks worldwide.  During the quarter we opened 23 new kiosk locations and closed 18 locations.  All of the kiosk closures were based in the US and as such we ended the quarter with 186 kiosks in the US and 245 worldwide.  While the kiosk channel acts as an excellent marketing vehicle as well as a point of sale — providing us with an opportunity to demonstrate our difference to prospects and promote our brand, we will continue to drive greater optimization of our kiosk returns.   During this quarter, we reached agreements with Staples and Best Buy to roll out Version 4 TOTALe in stores in the US in the fourth quarter, giving us broader reach and positioning within these important consumer environments.

Our revenue and bookings shortfall was primarily related to extreme pricing dynamics in the American scatter TV advertising market in the second quarter. We cut back on marketing spend and thus generated 63% fewer impressions from TV in the US than in the second quarter a year ago. The impact of this reduction in spend was felt in all channels, but especially on our own website and our call centers where media spend and impressions are the key driver of sales. In this context, unit volume in our US consumer market was 15.8% lower than last year, while our aggregate US media spend was 27% lower than the same period in 2009.

As we have explained previously, we strive to maximize our net marketing contribution, which is derived by taking revenues and deducting Cost of Sales and Sales and Marketing expenses. We practice a disciplined approach to media buying, adjusting our media spend based on discreet media prices and relative expected returns, which are based on historical tracked response rates. The reduction in our advertising spend was thus a conscious business decision taken in light of adverse market conditions, in which spots traded at nearly twice the prices seen last year.

While the tightness in the media market was challenging, we did manage to generate higher response rates from the spots that we did run, with more calls per spot than in the same period last year. As a result, we believe that there continues to be strong underlying demand for our language learning solutions in the U.S. and that improvements in the TV scatter market at some point in the future should allow us to scale our spend and drive an increase in Consumer sales revenue.

In light of our difficulties in the media market in Q2, it is worth taking a step back and noting that historically, our experience has been that TV prices and availability move within a relatively stable range and that this has historically made our top line performance relatively predictable. In this way, while the Q1 scatter TV advertising market was already tight by historical standards, Q2 represented an extreme tightening from a historical perspective. Indeed, we believe that the tightness in the TV media markets in Q2 was the climaxing of increased scatter market activity by buyers that prior to the recession had been most active in the upfront market. This surge of scatter market activity, which was a direct result of a weak 2010 upfront market, created an extremely competitive and historically expensive “seller’s” market.

We understand that most general advertisers were very active in the upfront market for 2011 following their experience in the scatter market during Q2. According to third-party experts, this should reduce pressure on the scatter market next year. However, while already more stable, we expect the scatter market for TV advertising to remain tight and expensive for the balance of 2010.  More normal market conditions will only return next year.

Accordingly, we are taking a much more conservative approach in updating our guidance for the second half of 2010. Brian will discuss our financial outlook in a moment.

It is important for us to manage our media spend with discipline to ensure that marketing efforts generate positive returns. Let me tell you of the several steps we are taking to reduce our exposure to the US TV scatter market over the coming months and years.

In the short term, we have engaged a new media buyer to find smarter ways of buying TV media, with increased transparency and collaboration, and we have developed exciting new TV, print, radio and outdoor advertising creative that we think will drive increased interest in our new value proposition. We are also making improvements to our call center management and our website navigation and content to improve our marketing efficiency. We believe that many of these initiatives will have a positive return even while the media markets remain tight during the balance of 2010.

Furthermore, over the long run, we expect that our current strategy, which is focused on international and institutions, and subscription revenue, will reduce our exposure to the U.S. media market volatility as the advertising driven parts of our U.S. business come to represent a smaller proportion of our revenues. In this way, our progress in all our major initiatives promises to deliver more predictability over time through diversification and longer, more stable customer relationships.

I will now turn to our institutional business which delivered record results in Q2.

Institutional revenue of 17 million dollars represented an increase of 25% over last year and was 28% of our total Q2 revenues, compared to 24% last year. These record results were driven by an expanded sales team delivering higher productivity per rep than the same period last year. Significantly, our institutional sales efforts internationally delivered 100% year on year growth, on the back of solid activity in Europe and a new contract with the Australian Department of Defense Organization which plans to use Rosetta Stone’s language learning solution for all active military and civilian employees.

Across our markets, we saw increased transaction volume and average order value, as customers such as Microsoft and NASA renewed and significantly expanded their commitments. In Education, we saw a 24% increase in sales person productivity on a bookings basis, as our subscription oriented sales efforts of last year brought extensive renewal activity and average order value was increased significantly. In our government markets, we renewed our contract with DHS Immigration and Customs Enforcement, which not only increased the size of their annual contract, but also extended it to a five year commitment. Our corporate business also saw positive development as both transaction volume and average order value grew and new adoptions came in from Apple, Univision and Brinks.

Importantly, institutions are increasingly becoming subscription based relationships, and approximately 60% of our bookings in the quarter being online subscriptions, which compares favorably to last year’s 46%. We expect to grow subscriptions as a percentage of our overall revenue mix over the long term.

As I indicated last quarter, we continue to make great strides with large organizations as our solutions are being viewed as a core learning platform within a growing number of institutions. We continue to add new sales representatives and are targeting getting larger contracts over time from existing and new customers. Response to TOTALe online at several sites has been very positive and we’re expecting to see several large new adoptions of this augmented solution from institutions.

Our International business also performed very well in the second quarter. We achieved 155% revenue growth, making international 14% of total revenue, compared to 6% last year. We experienced very rapid year-over-year growth in all of our international markets; however, Japan’s performance was the strongest.

In Japan, we are experiencing tremendous uptake in our products, as we expand our advertising and store in store retail footprint. In the second quarter, several new kiosks were opened in Camera Stores. Two of these locations are already among the top three locations in our Japan kiosk program. Meanwhile, we have already started beta testing our TOTALe solution and are excited by the positive user response in Japan. We expect to launch Version 4 TOTALe in this large language learning market early next year.

In Korea, although there was some anticipated seasonal softness after the Lunar New Year, we saw a strong pick-up in TV shopping activity at the end of the quarter and this lead to a strong second quarter finish. We ran several department store kiosk tests in this market with encouraging results.

Similar performance improvements were seen in our European operations. In Germany we successfully opened our new office in Munich and launched our first kiosk there too, while in the U.K. we signed significant new retail agreements with PC World that will lead to roll out of our offering in Q3 in more than 150 stores throughout the UK. We continue to be excited by the level of activity in our London and Munich offices, while this experimentation is nurturing a healthy marketing ecosystem.

In addition to the strong top line growth performance, our international teams delivered better than expected profitability. Although this was a positive result, we will continue to focus our international efforts on building more scalable distribution and advertising, as previously indicated, rather than optimizing profitability on a short term basis. We expect to thus reinvest international profits back into this business over the balance of 2010 in order to create more long-term growth potential.

As previously indicated, our target has been to grow our international business to be 30 to 50% of our total revenues by 2014 as markets beyond the US represent over 90% of worldwide spend on language learning products and services. As such, global expansion represents our biggest long term growth opportunity and it is important that we provide adequate resources and focus to it. In this regard, we plan to bring stronger leadership to our overall international effort, by bringing on a Senior Vice President of International Sales. We believe adding this role is a natural progression at this juncture in our international expansion efforts.

Turning now to Version 4 TOTALe, we’re pleased to report that preparations for launch are continuing to proceed according to plan.

As we embarked on our Version 4 TOTALe transition effort earlier this year, we settled on 3 important goals.

Our first goal was that Version 4 TOTALe should be an offering that customers love even more than Version 3.

Towards this end, I am pleased to report that our products are already being assembled and we do not now see any significant risks to launch in terms of product readiness. Over the past several months, we have focused on making the overall navigation in a hybrid environment successful for the learner, while extensive beta testing has sought to eliminate technical issues. We have done extensive testing of the TOTALe platform as an online offering over the past 12 months. All our tests suggest that the offering represents a significantly more attractive way to learn a language. Student performance is also better while socialization opportunities support student’s desire to develop conversational proficiency.

Our second goal was that our service teams, including coaches, should be scaled and trained to cope with a significant increase in demand for socialization services.

We have developed rigorous recruitment and selection processes and are already delivering training, even as our back end systems are developed to provide new tools and optics that will enable performance of quality conversational coaching, on-demand technical support and customer management. While we are still in the early stages of our scaling of these functions, we are encouraged by the quality of the preparations and excited to see these teams help customers enjoy conversational success.

Our third goal was that our marketing and sales preparations should communicate the compelling value that Version 4 TOTALe represents, generating excitement, without unnecessary complication of our messaging.

We are still finalizing our advertising creative, our new website and our new demo. These efforts are on track. We believe that we will successfully convey how Version 4 TOTALe represents “Our proven solution. Enriched” and that it delivers on “Your natural ability. Awakened.” Our testing of these messages in focus groups and in AB split tests suggests that consumers will respond well. We expect to continue to improve and adjust our marketing over the coming weeks, but we are set for launch on September 14th and are eager to see the market response to this breakthrough offering.

As I previously mentioned, we’re looking to increase the value we generate from our customers over their lifetime as a Rosetta Stone learner. We believe that Version 4 TOTALe will help drive higher lifetime customer value with its combination of desktop and on-line components, including live coaching, success agents, and on-line interactivity. This solution also offers travelers the ability to learn a language through an iPod Touch or iPhone application.

The breadth of the Version 4 TOTALe offering will allow us to capture additional new customers who otherwise only would have considered brick-and-mortar classroom alternatives. As you can imagine, we are incredibly excited about the upcoming launch of this solution and what it means to our ability to drive future revenue growth in both the U.S. and International markets.

Other product initiatives such as our iPhone/iPod touch Mini stand-alone application and our offering geared to helping academic English learners become conversational are also progressing in line with our expectations. We hope to provide more details about these exciting offering extensions over the coming quarters, as we begin to have more targeted solutions for the markets that we serve.

I want you to know that we will be hosting an Analyst Day on September 13th in New York. I strongly encourage you to attend this event, as it will be held the day before our launch of Version 4 TOTALe. It will give you a great opportunity to view our new offerings, and we will provide more color around the economic opportunity they represent. Please call Chris Martin to register for this event.

Before I turn the call over to Brian for a more in-depth review of our financial results, I did want to take this opportunity to thank him for his service to Rosetta Stone. We appreciate the many contributions he has made to our Company since joining in 2007. When he joined, we had an embryonic financial reporting and control process. He led the effort put in place strong financial reporting with an excellent team. He guided us through the IPO process. We wish him the very best as he relocates back to Florida. Our search for a new CFO is still underway, but we have made great progress. We have met with several qualified candidates and are conducting an expedited process.

In summary, we made great progress in many areas of our business in the second quarter. Our efforts to expand our International and Institutional businesses continue to be successful. And while we are concerned about the performance of our US Consumer business in the face of a challenging advertising environment, we continue to improve our marketing operations such that we will expect to emerge from the current challenges in a stronger position. Indeed, we are excited about the strong product pipeline and the upcoming Version 4 TOTALe release which along with our international efforts, will drive strong growth and improved revenue visibility over time.

I now will turn the call over to Brian who will take us through our financial results and our guidance for Q3 and full year 2010. Brian?

Brian Helman — Chief Financial Officer

Thank you, Tom.

Sales bookings, which are defined as total revenue plus the change in deferred revenue, were $64.0 million, up 9% over the prior year. Revenue was $60.6 million for the second quarter, up 7% over last year.

Consumer revenue represented 72% of total revenue, while institutional revenue represented 28%.

From a geographic perspective, US revenue was $52.1 million, down 2% from a year ago and represented 86% of total revenue. International revenue was $8.5 million, an increase of 155% from a year ago, and represented 14% of our total revenue.

Turning to cost and profitability, I will discuss our results both on a GAAP and non-GAAP basis. Please see our press release for a reconciliation of non-GAAP measures.

Gross margin was 87.5%, representing an increase of approximately 1.1 percentage points from the second quarter of last year.

Sales and marketing expenses were $29.4 million for the quarter and included approximately $1.1 million related to Version 4 TOTALe launch preparation activities. Excluding these costs, sales and marketing expenses represented 47% of revenue, which is consistent with the second quarter of last year. As Tom mentioned, during the quarter we continued to purchase television media in line with our historical return on media targets. As a result, we maintained stable advertising margins, although we did not spend as much on television advertising as expected due to the increased ad rates. Now, looking at our international business, our marketing returns continued to run well above the prior year levels. As Tom mentioned earlier, we expect to continue investing in our international marketing programs in order to expand our market share within Europe and Asia.

Research and development expenses were $6.1 million for the quarter, which represented a 20% increase from the second quarter of last year, when excluding stock compensation charges associated with our initial public offering in April 2009. During the quarter, we added development personnel and incurred additional consulting services to support the release of Version 4 TOTALe along with other key product development initiatives.

General and administrative expenses for the quarter were $12.4 million or 20% of revenue, which included approximately $1.2 million in legal fees related to our trademark infringement lawsuit against Google.  Excluding Google litigation costs, G&A expenses were $11.3 million, a 15% increase from last year, when excluding stock compensation charges associated with our initial public offering last April.

Operating EBITDA for the quarter was $10.9 million, representing an operating EBITDA margin of 17%. Operating EBITDA excluding Google related litigation expenses and costs associated with our upcoming Version 4 TOTALe launch was $13.1 million, up from $12.0 million in the second quarter of last year.

Our tax rate for the quarter decreased to 25%, though we continue to anticipate a full-year tax rate of between 30% and 35%. We continue to carry a full valuation allowance on the net operating loss carry-forwards in the UK and Japan. As a result, we did not recognize any income tax expense on income from those operations, which resulted in a reduced effective tax rate in the second quarter.

Our effective tax rate may vary on a quarterly and annual basis, depending on the international contribution to taxable income. We evaluate our deferred tax assets on a quarterly basis. If we determine that it is appropriate to release some or all of the valuation allowances, we will recognize an immediate income tax benefit in that quarter, after which point we will expect a more normalized effective tax rate.

GAAP net income was $0.17 per share, compared to a GAAP net loss per share of ($0.42) in the year-ago period. Non-GAAP net income was $0.21 per share, compared to $0.25 per share in the prior year. Excluding Google-related litigation expenses and costs associated with our upcoming Version 4 TOTALe launch, non-GAAP net income was $0.27 per share.

Our second quarter earnings were ahead of our expectations. Lower media costs and the associated sales expenses represented a significant portion of our savings. However, we also realized savings related to lower consulting fees associated with increased product development efficiencies and slower than anticipated hiring in several areas. Finally, costs associated with our Google litigation and our Version 4 TOTALe launch were approximately $1.5 million less than anticipated.

Turning to our balance sheet, we ended the quarter with $99.7 million in cash and cash equivalents.

I would now like to discuss our guidance for the third quarter and full year 2010. As you know, we are preparing for the release of Version 4 TOTALe in September and, as a result, we expect to incur certain costs associated with the launch.

As we previously discussed, in the third quarter we expect to incur approximately $3 million in obsolescence charges related to our Version 3 inventory.

We also expect to incur approximately $3.0 million in the second half of the year in additional sales and marketing costs to support a broad marketing campaign to drive increased awareness for Version 4 TOTALe

As a result of our efforts to hire additional conversational coaches and customer support staff to support Version 4 TOTALe, we expect gross margin to be in the range of 84% to 85% in the fourth quarter of 2010, after we go live with the service. This range is slightly above our previous guidance of 83% to 84%.

Turning to revenue, in light of the increased tightness in the television advertising market we saw in the 2nd quarter, which we believe will continue for the balance of the year, combined with a challenging US consumer environment, we have revised our outlook. Accordingly, we expect third quarter sales bookings in the range of $72 million to $76 million and revenue in the range of $60 million to $64 million. Revenue guidance includes the deferral of approximately $3.5 million to $4.0 million in sales related to the launch of Version 4 TOTALe during the quarter. Included in this amount is approximately $2.5 million to $3.0 million related to the exchange of Version 3 to Version 4 inventory at our global retail partners. Upon the release of Version 4 TOTALe, we anticipate that we will defer approximately 15 to 20% of each product sale, related to the subscription based online services that will be delivered in future periods. This range is slightly below our previous expectation of 20% to 25%. The deferred revenue will be recognized over the subscription term, which we estimate to be 9 months, on average.

We expect operating EBITDA for the third quarter to be between $11 million and $13 million.

Non-GAAP net loss is expected to be in the range of $0.02 to $0.09 per share. We expect GAAP net loss of $0.05 to $0.12 per share. For the quarter, we are estimating 20.4 million weighted average basic shares outstanding.

On a full-year basis, we expect sales bookings between $285 million to $295 million and revenue in the range of $265 million to $275 million. We expect operating EBITDA for the year to be between $50 million and $55 million. We anticipate non GAAP diluted net income in the range of $0.77 to $0.93 per share. We expect GAAP diluted net income of $0.65 to $0.81 per share. These amounts include approximately $4.4 million, or $0.13 per share, in litigation expenses related to the legal action against Google and approximately $7.0 million, or $0.21 per share, in expenses related our Version 4 TOTALe launch. For the year, we estimate a weighted average of 21.3 million shares outstanding.

As a reminder, we have posted a slide presentation related to our second quarter results as well as additional information you might find helpful in the Investor Relations section of our website.

Finally, I would like to thank Tom for all his support over the past 3 ½ years.  It has been a great pleasure working with him and the entire Rosetta Stone team and I am confident in their future successes.

I will now turn the call over to the Operator for Q&A.

QUESTION AND ANSWER

Operator

(Operator instructions). Suzi Stein, Morgan Stanley.

Suzi Stein - Morgan Stanley - Analyst

My first question is, I just wanted to kind of address the senior management issues. It just seems like, with the complexities of the business, that it would seem to be quite urgent to fill some of the holes. I’m just wondering how you are thinking about that at this point.

Tom Adams - Rosetta Stone Inc. — President, CEO

Yes. So I think that we have a broad senior management team that’s very strong here. And so in general, I don’t feel the gaps maybe the way it looks to you guys, because the officers obviously, although senior, the whole team behind them I think is very, very strong.

But in terms of the CFO search, we are very encouraged by the progress that we’ve made over the past month. And there are several candidates we think are very qualified. And I’m working with our audit committee and with the senior management team to make sure that we get someone that will be great for the Company, that will support us as we try to take the Company to a whole new level. And also, obviously, we’re trying to do it on an expedited basis because we would really like to see the person in place as soon as possible.

In terms of the COO departure, we are not planning to backfill that role. And what we are doing is, instead, bringing on a strong VP-International that will allow us to really have someone very senior 100% focused on growing the international business, which is such a huge opportunity for our Company.

And then I would add that in terms of the other areas, we will obviously restructure the organization over time as there’s an opportunity to do that. But right now, I feel pretty good about the quality of the whole team.

Suzi Stein - Morgan Stanley - Analyst

Okay. And another question. It’s been about a year since the Office Depot deal, and it seemed like there was a lot of momentum in retail partnerships. I’m just wondering what the strategy is going forward. Do you plan to add more of those? And also if you could just comment on how the Office Depot relationship is going.

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So I would just say, in general, these retail partnerships, I think, are there to complement the overall strategy that we have in our consumer marketing efforts. We’ve had great success with partners like Barnes & Noble, Home Depot — sorry, Office Depot has been a success as well. But I would say that the significant announcements that we are making today, that effectively we are on track to roll out with Staples and Best Buy, augurs very well for long-term growth, as those are very significant channel partners.

I would just say strategically, we are going to, obviously, continuously evaluate our distribution. And we will be adjusting it dynamically to try to get something that’s optimal over time. And that may mean, at some point, cutting back on certain partnerships and adding new ones. But we’ll just keep looking at what’s right for the business based on all available information.

Suzi Stein - Morgan Stanley - Analyst

Okay. Just one final one on institutional. I’m not sure if you gave the breakdown, but can you just comment on the relative strength between maybe government, corporate and education?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. I think that they were all strong, but I think that probably K-12, it’s their big quarter, in Q3. And they did very well. And so this is their big quarter. So I was very proud of what they achieved. I don’t think we sort of break it down by vertical, but I feel very good about the momentum.

Suzi Stein - Morgan Stanley - Analyst

Okay. Thank you.

Operator

Brandon Dobell, William Blair.

Brandon Dobell - William Blair - Analyst

(technical difficulty) business, given the rapid growth there? I guess I’d kind of would’ve expected to see second-quarter revenues bigger than first-quarter revenues, just given the size of the business and the trajectory. Is it fair to assume that it’s going to be the same kind of pronounced seasonality, even though the size of business is smaller than US consumer?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. I didn’t catch the beginning of your question, but I’m certain you are talking about international.

Brandon Dobell - William Blair - Analyst

Correct.

Tom Adams - Rosetta Stone Inc. - President, CEO

In terms of our international business, yes. For Asia, essentially, we are always going to have that depression, we believe, in markets like Japan and Korea post-Lunar New Year because, effectively, there’s a lot of buying in Q4 and Q1 as people sort of gift stuff. And so that’s what we tried to guide to on our previous call, earnings call, for Q1, that as we checked with the offices, they had told us that this was an expectation. So that calendar is not going to change between the years.

Obviously, we are trying to generate very strong growth out of Europe, and the seasonality in Europe will be very similar to here.

Brandon Dobell - William Blair - Analyst

Okay. I’m not sure what the right way to ask this question is, but I’m not looking for guidance or anything. But looking out a couple of years, with Version 4 getting rolled out here, how do you view the utility of the kiosk network in the US, given that Version 4 is so different from the traditional kind of sales process, packaged product, that kind of thing? How are you going to remain confident that you still have a high marketing ROI when it’s going to be more difficult, I guess, to execute sales through those kiosks that it was in the past?

Tom Adams - Rosetta Stone Inc. - President, CEO

Actually, we’ve done testing at kiosks already of what it takes to — or how marketing the offering will be in that environment. And that’s probably our strongest-performing test site. And what I think is very special about kiosks is that it’s kind of a demonstration station. So we are able to show the incredible features that someone would get. And in fact, we’ve had such success that we’ve rolled it out early in some of our kiosk locations just to get more volume and more testing behind us.

Long term, obviously, as people become very familiar with Rosetta Stone and with the Version 4 TOTALe offering and how it’s different from all the other offerings that are out there, I think that the utility of kiosks becomes more pronounced as a sales channel, because, obviously, over time people will be aware of the true benefits of TOTALe.

But over the next several years, we are very excited about the ability to get people to experience not just the learning with the version, but also the socializing. And we are developing tests for how we can give you, on-site, a demonstration of a live studio session so that you can see how you are speaking in a foreign language with somebody and how much fun it is.

Brandon Dobell - William Blair - Analyst

Right. Okay. Final question from me. In terms of marketing Version 4, given the issues in the spot market, how confident are you that you’ve got the right marketing strategy, that you’ve got all — I guess, all the costs projected correctly, those kinds of things, given the volatility you’ve had in the core marketing channel recently?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So the additional costs that we are factoring in are on non-TV-related media especially. There’s a little bit of TV in there, but really most of our marketing effort around the Version 4 TOTALe that’s, let’s say, special to the launch relates to out-of-home or experiential marketing. And that’s kind of locked in already.

So we know we’ll get the reach with the launch-specific marketing. Obviously, we remain concerned about the availability of TV in the scatter market. But that’s not so launch related; that’s much more something that is systemic to the business over the balance of this year.

Brandon Dobell - William Blair - Analyst

Okay. Thanks, guys.

Operator

Matthew Kempler, Sidoti & Company.

Matthew Kempler - Sidoti & Company - Analyst

A couple of questions here. First, regarding the institutional demand that you saw, the Company introduced TOTALe for Enterprise. And I’m just wondering what the response was for that, or did you still see a weighting towards your legacy product on the institutional side?

Tom Adams - Rosetta Stone Inc. - President, CEO

We released it, but the sales cycles are much longer, obviously, than in a consumer environment. But with many of our main corporate clients, we are figuring out how do we migrate from what they are using now, which is Version 3, to Version 4 TOTALe. And many of our salespeople are engaging on that.

The pipeline for TOTALe is growing. We have test sites that are very, very excited about it. We’ve got meetings scheduled over the next several weeks with several institutional partners. And we are talking about how do we expand, how do we increase the reach of TOTALe within these environments.

Clearly, some of these institutions have added constraints such as they are requiring the use of the offering over their learning management system. And we are having to work with different clients to figure out the details of how to migrate from how they are doing it now to how they will be doing it. But over time, I’m very confident that TOTALe almost — it’s more compelling in an institutional setting than it is with an individual.

Matthew Kempler - Sidoti & Company - Analyst

Okay. And regarding the guidance revision, if you had to weight it, I’m sure they are intertwined, but how much would you tie the revision to the tougher advertising market versus just a more challenging US consumer?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes, I would say that it is predominantly related to our outlook for ads, not just in terms of availability, but also in terms of pricing over the balance of the year and the reduced level of impressions that we are expecting to have. And that’s obviously a concern, because we have very important quarters in Q3 and Q4. However, the direction we are getting from our media buyers that are very sophisticated about analyzing the market is that 2011 should be a very different environment. So already in Q1 next year, we should be seeing a much more stable scatter market.

Matthew Kempler - Sidoti & Company - Analyst

Okay. And then finally, regarding the Version 4 international rollout, I believe you said that the Company will be launching in Japan in early 2011. I was just wondering the timing for the rest of your markets.

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. And so we are going to provide more information about that over time. We are eager to get it out in as many markets as we can, but there’s actually quite a lot of work that’s entailed in setting up the services and so on for each local market. Our target will be probably to get into most of our international markets in the first half next year.

Matthew Kempler - Sidoti & Company - Analyst

Okay. Thank you.

Operator

Ross MacMillan, Jefferies & Co.

Ross MacMillan - Jefferies & Co. - Analyst

Just on the guidance, your sales bookings in Q2 missed by 5%. You revision to sales bookings for the full year are 9%, implying that it’s going to get a little worse over Q3 and Q4. Could you just talk to what your assumption is around that, or is it really you trying to be as conservative as possible?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So I think it’s obviously in the context of learning a lot over the last couple of months or so about the media environment that we are in. And so that has informed our guidance. I would say that we have, as a result of our experience in Q2, probably taken a more conservative approach because, until we have better visibility and proof of a change in the media environment, I think it’s better for the Company to reset around this new level of guidance.

Ross MacMillan - Jefferies & Co. - Analyst

Okay, thank you. And then just on two other things, your original plan for the V4 launch was $2 million of additional spend in 2Q and then $2.5 million over 3Q and 4Q, for a total of $4.5 million. It looks like the new revised number is about $4.1 million. So it looks like you are spending a little less on the launch. Is there any particular area where you are spending less or you have refined your plan?

Brian Helman - Rosetta Stone Inc. - CFO

There’s no specific area we’re spending less, but we made those estimates early in the year. As we’ve gotten closer to the launch, we’ve refined the numbers. And we believe it’s going to be approximately $4.1 million, as you had said.

Ross MacMillan - Jefferies & Co. - Analyst

Okay. And then just the last one from me, the deferral change from 20% to 25% to 15% to 20%, again, did that just come about because of testing and maybe you understand the sweet spot, which suite, if you will, s-u-i-t-e, is going to be the most in demand, and therefore the average subscription length? Is that what drives that change, or is there something else? Thanks a lot.

Brian Helman - Rosetta Stone Inc. - CFO

The primary factors affecting that are going to be the renewal pricing and the pricing of the product. So when we provided our range initially, we had some initial pricing assumptions. As you had said, we have tested and we’ve gotten closer to finalizing that pricing, the range narrowed to or came down to 15% to 20%.

Ross MacMillan - Jefferies & Co. - Analyst

Great. And then just one last numbers one. Just on the Google litigation, up a little bit for the year, although lower in the first half. Is that just a function of kind of residual legal expenses that flow over into the second half?

Tom Adams - Rosetta Stone Inc. - President, CEO

We’re not expecting anything material in the second half.

Brian Helman - Rosetta Stone Inc. - CFO

Right. Google was $5.4 million, and it’s just the first and the second quarters together. So it was actually a little bit below what we thought, about $600,000 lower than we had estimated.

Ross MacMillan - Jefferies & Co. - Analyst

Got it, got it. I just must have done my math wrong. Thanks a lot. That’s great, thank you.

Operator

Jack Hain, Barrington Research.

Jack Hain - Barrington Research - Analyst

I’d just like to drill into the scatter market issue a bit more, because that seems to be one of the things that’s seriously affecting the top line. So the first question I’d ask is, could you provide any additional details on how TV stacks up against other media like online, print and radio in terms of what proportion of total media buying this accounts for historically?

Brian Helman - Rosetta Stone Inc. - CFO

Yes. Jack, historically, I’d say several years ago, it was in the range of about 50%. Now we’ve been pretty successful in diversifying the advertising channels, so it’s — from a dollar perspective, it’s in the range of, say, 35% to 40-ish percent or so. But, that said, it does drive the — short-form television drives the highest number of impressions per spot.

Jack Hain - Barrington Research - Analyst

So let me follow up to that. You said that TV impressions were down year over year about 63%, but that aggregate media spend was only down 27%. Now, obviously, some of that has to do with the pricing, but is there anything else going on there in terms of maybe the timing of spots and things like that that’s affecting that differential?

Tom Adams - Rosetta Stone Inc. - President, CEO

No. It’s mostly that, but we also did some pruning to our media buying in some of the other spaces where we increased radio and reduced some of the print and so on. So there’s been some adjustments between the years. The spend on TV was actually down a similar 28%. So I think it’s safe to say that we’ve pulled back significantly on impressions across the board.

Jack Hain - Barrington Research - Analyst

Okay. Let me sort of switch gears here. I think you said in the past you’re employing a similar kind of multichannel strategy in international that you found success with here domestically. Could you give us an update on what channels are proving to be most effective overseas and which channels are sort of a bit less effective so far?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So it varies by country, but we have the most profitable kiosks or the most profitable TV-oriented promotions is overseas. I think where we probably distinguish ourselves here in the US is around print, which is much more profitable here than outside the country.

And in terms of retail, I think we are in very early stages of development in all markets, so we haven’t yet built the brand to a place where we can sell in the UK and other markets as easily as we can here in the US, based on the brand. And so it varies, but I would say in general, especially potentially in Asia, we are seeing some really successful growth drivers develop.

Jack Hain - Barrington Research - Analyst

Okay. And then just one last question from me. One of the potential upsides, I think, to the Version 4 product is that it should give you a lot of real-time customer data in terms of usage and progression through the Rosetta course. Could you just share with us how you think that data can be employed to either, say, improve financial performance and/or improve customer satisfaction?

Tom Adams - Rosetta Stone Inc. - President, CEO

Absolutely, because I think one of the opportunities for us is that many of our customers buy a single level, and we just don’t know where they are in the program. So we have no chance to help them along and potentially get them to a point where we can upsell them to a second level. That will be transformative for us from that perspective.

But I think very importantly as well is our ability to improve the product based on our understanding of what parts of our offering are generating the best stickiness and success. And we’ll be able to, over time, start testing alternative paths through the product to see what works best for customers.

And so, while there is a commercial customer lifetime value opportunity from these added optics on our customer, there’s probably, most significantly, a new product advantage that we’ll be getting by being so aware of what so many customers are doing throughout the learning experience.

Jack Hain - Barrington Research - Analyst

All right. Thanks a lot, guys.

Operator

George Tong, Piper Jaffray.

George Tong - Piper Jaffray - Analyst

I just wanted to get a better understanding of the strength behind the international and institutional businesses this quarter. Could you give us a sense of what specifically drove unit volumes and average order volumes in those businesses?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes. So with international, I think it’s just a host of different drivers that are turning profitable, and they are allowing us to keep increasing spend. Obviously, there was some seasonality versus Q1. But still, on a year-on-year basis, we are very excited about what’s going on. And for the balance of the year, we are very bullish about the overall international business.

In terms of institutions, I think what’s happened is that over time, we’ve built a growing percentage of subscription-oriented relationships, and therefore our salespeople are able to deliver higher productivity than they have in the past because, effectively, they have clients that already use the product.

So a client like Microsoft, for example, you just call them, say, did you enjoy it? Did you like it? And Microsoft says, yes, and we’ve doubled the size of that relationship. With another one, they might not just double it, but extend it over many years. And so it just makes it easier, if you like, to grow your business because you are building off an already strong base.

So I think the biggest driver there is not just added number of salespeople; the biggest driver is really that we’ve got existing subscription-oriented relationships that we are able to scale.

George Tong - Piper Jaffray - Analyst

Got it. And secondly, could you tell us why you believe domestic TV scatter prices are going to be moderate in 2011?

Tom Adams - Rosetta Stone Inc. - President, CEO

Can you repeat your question, please?

George Tong - Piper Jaffray - Analyst

Yes. Could you tell us why domestic TV ad prices might moderate in 2011?

Tom Adams - Rosetta Stone Inc. - President, CEO

Okay. Yes, sorry. So because of the Q2 environment, where basically long-term traditional advertisers, let’s say, got burnt because of the very strong price inflation, they have reverted in large part, we understand, to the upfront market. So they’ve made upfront commitments to buy media, and therefore a very high percentage on an historical basis is committed.

Our understanding is, if you are an upfront buyer, the stations do not let you buy in the spot market because that would essentially create an arbitrage opportunity for the buyers. And so if you are a long-term buyer, you can’t buy spot.

As a result, our understanding is that there will be a more normal number of spot buyers in the market, and that also we can expect some option to cancel to be exercised by many of these upfront buyers, given that the rates that were committed on were very high by historical standards.

Operator

Blair Mlnarik, Robert W. Baird.

Blair Minarik - Robert W. Baird - Analyst

Thanks for fitting me he in here at the end. I just had a follow-up on your comments about the exchange for V4, V4 for V3 impacting sales in the third quarter. Would you expect to see global retail revenue growth perhaps in the low single digits or even flat in the third quarter? And would that effect of the exchange extend into the fourth quarter as you ramp up the V4 launch?

Brian Helman - Rosetta Stone Inc. - CFO

Blair, the exchange would be limited to the third quarter. Now, we don’t break out or guide to revenue on a channel-by-channel basis. But to maybe provide a little bit more color, effectively we are going to take back the existing Version 3 inventory at all of our retail partners and replace it with Version 4 inventory. When we do that, we are going to defer a portion of all of the shipment of all of the sales. So effectively, if you look at all of the channel inventory, we are going to take between 15% to 20% of that inventory and defer that. So that’s that impact that I referred to earlier on the call of $2.5 million to $3 million.

Blair Minarik - Robert W. Baird - Analyst

Right, okay. Thanks. And then one on competition. You’ve seen a lot of activity from other language learning companies like Livemocha or Mango, and particularly in education. So going back to, Tom, your comment on the strength in K-12, have you not really seen a change in the competitive dynamics there?

And as a follow-up, what is, like, the typical bid process like when you are making a sale to a prospective school? And are you seeing that competition?

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes, no, so those offerings that you describe are basically freeware. And as I like to say, it’s free for a reason. And those offerings are primarily useful if you are trying to practice.

We are not really seeing them in education. We know that some corporations have experimented with those offerings. We are not hearing of any large adoptions by any institutions. Obviously, when times are tight, people are attracted to free offerings. But we are really playing in a different environment where, I think, we are very efficacy-oriented. There’s a lot of rigor in our product. And that’s why we are able to grow even as school budgets get cut.

Blair Minarik - Robert W. Baird - Analyst

Great. Thanks for the color.

Chris Martin - Rosetta Stone Inc. — Investor Relations

Operator, we have time for one more question.

Operator

Jeff Van Rhee, Craig-Hallum.

Jeff Van Rhee - Craig-Hallum Capital Group - Analyst

Just a couple, I guess, brief questions. I guess, at a high level, Tom, can you talk to — it sounds like the strategy is to wait for the scatter markets to improve. But is there any other strategy to remove what seems to be almost complete dependence on media rates? What is the strategy other than waiting for this to improve? You hired a new media firm. Maybe you could expand on what exactly is going to change so we’re not completely dependent on scatter rates.

Tom Adams - Rosetta Stone Inc. - President, CEO

So it’s something we obviously think about. I’d say two things. One is that we have to improve the sophistication of our media buying. We’ve engaged a new media buyer. They are doing things that are very impressive to us. We didn’t realize there was opportunity to buy in that innovative way that they are. They are tracking things in a more sophisticated way.

And so, by optimizing the efficiency of the approach and the targeting of the spots from a selection perspective, we are able to do better than we were just two months ago, I would say. But I would say, over the long run, there is a diversification strategy in that we are growing a lot internationally. And as the US becomes a smaller percentage of the mix, specifically US consumer, obviously it’s going to impact results less if there’s volatility in some of these channels.

But long term, I think that we have to build more stable customer relationships with — especially in the consumer market, where we move towards increasing a subscription-oriented relationship. Institutions are growing very well. They are another way to create that diversification.

And beyond that, I would say by having a broader distribution, which we are achieving with the likes of Barnes & Noble already and Best Buy and Staples in the future, we’ll start to have much broader distribution. And obviously, the direct channel, which is the channel that’s the most leveraged to our TV media activity, will be the one that is reduced in size relative to the alternative.

But I would say that we have to put Q2 in context as well, which is that it wasn’t (technical difficulty) situation. Our media buyer says that it was the perfect storm, given the number of traditional advertisers that were trying to clear a lot of media without having a history of price discovery the way we have and other direct advertisers have. And so they got really aggressive, and they are not skilled at operating in that kind of environment.

And so our sense is that the commitment on the upfront is historically high in percentage terms. And that should augur very well for companies like us in the next year. So we think that there was something that happened because of the recession. We started feeling more and more of these traditional advertisers being in our terrain. It climaxed in Q2.

They are trying to get out of the position they got themselves into. And as they do that, things will go back to normal, because I want to emphasize that this level of volatility that we saw is unusual. Q1 was tight, but normally you would expect Q2 to normalize. Instead, we saw the reverse. And it tightened even further to historically high levels.

Jeff Van Rhee - Craig-Hallum Capital Group - Analyst

Okay. Well, I guess just two follow-ups, then. Did I understand you right that there is no crossover? You either play in scatter or you play in the upfront, but you don’t play in both? And then the last question was just if you could repeat the expectations on the international as a percent of revenues for the year. Thanks.

Tom Adams - Rosetta Stone Inc. - President, CEO

Yes, I’d say that — the first question is, can you play in both? I am told that you can’t, very easily. Now, obviously, you can probably do deals with individual stations that give you some long-term commitments. But my sense is that stations generally resist it because they are giving away a tremendous arbitrage opportunity to the buyers of long-term media. And it defeats the whole purpose of them trying to get stability in their revenues by having most of the media committed up front.

So my understanding is that it’s next to impossible to do both. The media markets are markets that you guys can call on and get advice on in relation to this that might support or contradict what I say. But I believe you will find that it supports what we are saying.

And in terms — and your second question was in relation to international. Yes, we are expecting to come in in the midteens for the full year.

Well, thank you very much. Thank you for listening to today’s conference call.

Operator

And that does conclude today’s conference. We thank you for your participation today. Have a wonderful day.